Exhibit 99.1

  First Cash Financial Services Reports Record Quarter for Net Income and EPS;
                         Same-Store Sales Increase 14%

    ARLINGTON, Texas, Oct. 19 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended September 30, 2004. Both the net income and earnings per share amounts recorded in the third quarter represent all-time records for any quarter in the history of First Cash.


     Earnings
     -- Diluted earnings per share for the quarter ending September 30, 2004 were $0.31. This represents an increase of 24% compared to $0.25 diluted earnings per share for the third quarter of 2003.
     -- Net income for the third quarter was $5.2 million. This represents a 29% increase over third quarter 2003 net income of $4.0 million.
     -- For the nine months ending September 30, 2004, diluted earnings per share were $0.86, an increase of 26% compared to $0.68 for the comparative period in 2003.
     -- Year-to-date net income was $14.6 million, compared to $10.5 million for the first nine months of 2003, which represents a 39% increase.
     -- For the trailing twelve months ending September 30, 2004, diluted earnings per share from continuing operations were $1.13, an increase of 24% over $0.91 for the trailing twelve months ending
         September 30, 2003.

     Revenues
     -- Total revenues for the third quarter were $46.5 million, compared to $37.2 million for the same quarter last year, representing an increase of 25%. Year-to-date revenues were $128.7 million, up from $104.9 million in the comparative 2003 period, which represents a 23% increase.
     -- Same-store revenues for the third quarter of 2004 increased by 14% over the comparable prior year quarter. For the nine months ending September 30, 2004, same-store revenues increased by 10% compared to the same period in 2003.
     -- Revenues excluding non-retail sales of scrap jewelry merchandise increased by 20%, from $34.2 million in the third quarter of 2003 to $41.1 million for the third quarter of 2004. Non-retail sales of scrap jewelry merchandise increased from $3.0 million in the third quarter of 2003 to $5.4 million in the third quarter of 2004.

     Growth and Operating Metrics
     -- The Company added 13 new stores during the third quarter, bringing the number of store openings to 40 for the first nine months of 2004. The Company opened 34 stores in the first nine months of 2003.
     -- As of September 30, 2004, the Company's total store count was 273, a 22% increase over the unit count one year ago. In addition, the Company has 40 financial services kiosks located inside convenience stores.
     -- The Company's overall operating margin (income before income taxes) increased to 17.7% of revenues for the quarter ended
         September 30, 2004, compared to 17.4% for the same quarter in 2003. The current year-to-date operating margin was 18.0% compared to 16.2% for the nine months ended September 30, 2003.
     -- Short-term advance receivables increased from $10.5 million at September 30, 2003 to $14.0 million at September 30, 2004. This increase of 33% was the result of opening new stores, the continued maturation of existing stores and consolidation of the Cash & Go, Ltd. joint venture receivables in the amount of $1.4 million.
     -- Pawn receivables, which totaled $24.9 million at September 30, 2004, increased by 22% over the balance at September 30, 2003 of $20.5 million. Pawn receivables in the Company's stores located in Mexico totaled $7.8 million at the end of the current period, which compares to $4.9 million one year ago.
     -- Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for the nine months ending September 30, 2004, which equaled the margin for the same period in 2003. Year-to-date 2004 profit margins on total merchandise sales both retail and non-retail, were 41%, which was also consistent with the prior year.

     Financial Position & Liquidity
     -- On July 15, 2004 the Company announced a stock repurchase plan for up to 1.6 million shares of common stock. Through September 30, 2004, the Company has repurchased 623,000 shares under the plan at an average price of $19.46 per share. Total shares outstanding at September 30, 2004 were 15,504,615.
     -- The Company reduced its interest-bearing debt by $9 million during the most recent twelve-month period. As of September 30, 2004, the Company's only interest-bearing debt was its long-term line of credit, which had a balance of $2 million, compared to $11 million at September 30, 2003.
     -- As of September 30, 2004, total stockholders' equity was $130 million, an amount which exceeded total liabilities by a ratio of 8 to 1. This compares to September 30, 2003, when stockholders' equity was $110 million and exceeded total liabilities by a ratio of 4 to 1.
     -- While total inventories increased from $15.0 million to $18.1 million over the past twelve months, inventories in aging categories of 180 days or more decreased by 15% over the same period and currently represent only 12% of total inventories. On a per store basis, inventories decreased from $98,000 per store at September 30, 2003 to $95,000 per store at September 30, 2004.

     Updated Earnings & Growth Estimates
     -- Management forecasts that diluted earnings per share for the fourth quarter of 2004 will be in a range of $0.34 to $0.36. For the full 2004 fiscal year, diluted earnings per share are projected to be in a range of $1.20 to $1.22.
     -- With 40 new stores opened through September 30, 2004 and a significant number of new sites under lease and in the construction pipeline, the Company is on target to open a total of 52 to 55 stores during 2004, an increase over the previous forecast of 50 new stores. In addition, the Company has announced plans to open 60 stores in 2005, which it expects to fund through operating cash flows.

    Commentary & Analysis

    The Company's Chairman and Chief Executive Officer, Rick Powell, commented on the Company's results for the third quarter of 2004, "We are extremely pleased with our performance for the quarter and the year as a whole. Our earnings per share increased by 24% over the comparative prior-year quarter, and year-to-date our earnings are up by 26%. This marks the 15th consecutive quarter that First Cash has posted double-digit EPS growth."

    According to Mr. Powell, the Company continues to be excited about a very successful growth strategy, "Our year-to-date store openings are ahead of schedule and we expect to open more than our original target of 50. The significant gains in "same-store" sales and net income have allowed us to absorb the earnings impact from the new stores opened in 2004 and still maintain our targeted earnings growth."

    The cash flows and financial position of the Company continue to be strong. For the first nine months of 2004, the Company has funded approximately $5 million in loan receivable growth, $5 million of capital expenditures primarily related to new stores and debt reduction of $4 million. Most significantly, the Company has utilized over $12 million in excess cash flows to repurchase common stock at an attractive price that will further enhance future earnings per share. Mr. Powell noted that, "First Cash is uniquely positioned to drive long-term shareholder value. We are funding an aggressive expansion plan from operating cash flows while, at the same time, reducing debt and directly increasing shareholder value through the stock repurchase program. As we move forward, our financial position gives us tremendous resources and flexibility for increasing growth in shareholder value."

    In summary, Mr. Powell stated, "We remain committed to building a sustainable long-term growth platform that relies on new store startups rather than acquisitions. The Company continues to make significant investments in its management, technology and operational infrastructure to support this growth. Our expansion into new geographic markets will provide added diversification of our earnings stream."


    Business Description

    First Cash Financial Services, Inc. is engaged in the operation of pawn and check cashing/short-term advance stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, and provide short-term advances, check cashing and other financial services. The Company currently owns and operates 274 pawn and check cashing/short-term advance stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 financial services kiosks located inside convenience stores. First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS" and it is a component company in the Russell 2000 Index.

    First Cash was recently ranked 25th by Fortune Small Business magazine on the "FSB 100: America's Fastest-Growing Small Public Companies." In addition, First Cash has been recognized for two consecutive years by Forbes magazine as one of the "200 Best Small Companies." The 2003 ranking, which is based on a combination of profitability and growth performance measures over the most current one and five year periods, placed First Cash 73rd out of 3,500 companies evaluated by Forbes.


    Forward-Looking Statements

    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," or "anticipates" or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the earnings per share discussion, the expectation for additional store openings, the expected impact of stock repurchase and the expectation for future operating cash flows necessary to fund store openings. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.



                        SELECTED OPERATING INFORMATION


    The following table details store openings and closings for the three and nine-month periods ended September 30, 2004:


                               Quarter Ended          Nine Months Ended
                            September 30, 2004       September 30, 2004

                                   Check                    Check
                                  Cashing/                 Cashing/
                                Short-term               Short-term
                          Pawn    Advance  Total    Pawn   Advance  Total
                         Stores    Stores  Stores  Stores   Stores  Stores

    Beginning of period
     count                 180       80     260     160       75     235
    New stores opened       10        3      13      32        8      40
    Closed stores          ---      ---     ---      (2)     ---      (2)
    End of period count    190       83     273     190       83     273


    For the quarter and nine months ended September 30, 2004, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart. No kiosks were opened or closed during the nine-month period ended September 30, 2004.



                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                           Three Months Ended        Nine Months Ended
                         Sept. 30,    Sept. 30,    Sept. 30,    Sept. 30,
                            2004         2003         2004         2003
                        (unaudited, in thousands, except per share amounts)

    Revenues:
      Merchandise sales    $22,006      $17,283      $61,103      $49,986
      Pawn service charges   8,998        7,634       25,176       20,796
      Short-term advance
       service charges      14,545       11,362       39,187       31,136
      Check cashing fees       683          670        2,316        2,109
      Other                    312          292          930          876
                            46,544       37,241      128,712      104,903
    Cost of revenues:
      Cost of goods sold    13,603       10,245       36,330       29,570
      Short-term advance
       loss provision        4,007        3,009        8,413        7,137
      Check cashing
       returned items
       expense                  50           59          179          151
                            17,660       13,313       44,922       36,858

    Gross profit            28,884       23,928       83,790       68,045


    Expenses:
      Operating expenses    15,353       13,534       44,723       38,089
      Interest expense          17          108           60          412
      Interest income          (10)        (133)         (42)        (467)
      Depreciation           1,073          828        2,982        2,176
      Administrative
       expenses              4,208        3,110       12,870       10,855
                            20,641       17,447       60,593       51,065

    Income before income
     taxes                   8,243        6,481       23,197       16,980
    Provision for income
     taxes                   3,053        2,465        8,583        6,465

    Net income              $5,190       $4,016      $14,614      $10,515

    Net income per share:
      Basic                  $0.33        $0.28        $0.93        $0.77
      Diluted                $0.31        $0.25        $0.86        $0.68

    Weighted average common
     shares outstanding:
      Basic                 15,750       14,300       15,738       13,658
      Diluted               16,830       16,358       17,068       15,417

           Earnings per share and outstanding share amounts reflect the Company's three-for-two stock split on April 6, 2004.


                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         September 30,
                                                      2004           2003
                                                          (unaudited)
                                                        (in thousands)

    ASSETS:
      Cash & cash equivalents                        $12,288        $13,665
      Service charges receivable                       4,527          3,615
      Pawn receivables                                24,859         20,457
      Short-term advance receivables                  14,014         10,532
      Inventories                                     18,074         15,011
      Prepaid expenses and other current assets        1,303          1,239
      Income taxes receivable                            598          2,043
        Total current assets                          75,663         66,562
      Property & equipment, net                       16,767         12,926
      Goodwill                                        53,237         53,194
      Receivable from Cash & Go, Ltd.                    ---          4,943
      Other                                              772            612
                                                    $146,439       $138,237

    LIABILITIES & STOCKHOLDERS' EQUITY:
      Accounts payable and other current liabilities  $7,380        $11,775
        Total current liabilities                      7,380         11,775
      Revolving credit facility                        2,000         11,000
      Deferred income taxes payable                    6,855          5,824
        Total liabilities                             16,235         28,599
      Stockholders' Equity                           130,204        109,638
                                                    $146,439       $138,237



SOURCE  First Cash Financial Services, Inc.
    -0-                             10/19/2004
    /CONTACT: Rick Wessel, President, or Doug Orr, Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-460-3947, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /
    (FCFS)

CO:  First Cash Financial Services, Inc.
ST:  Texas
IN:  FIN REA
SU:  ERN ERP